Cypress Energy Partners, L.P. 8-K

Exhibit 99.1

Cypress Energy Partners, L.P. Announces Third Quarter 2019 Results

Tulsa, Oklahoma -- (BUSINESS WIRE)—November 12, 2019

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

Third quarter 2019 results compared to third quarter of 2018 and other highlights:

●	Revenue of $108.9 million, an increase of 28%;

●	Gross margin of $15.4 million, an increase of 19%;

●	Net income of $5.5 million, an increase of 11%;

●	Adjusted EBITDA attributable to limited partners of $8.7 million, an increase of 21%;

●	Cash and cash equivalents of $12.7 million, an increase of 121% or $7.0 million from June 30, 2019;

●	Net debt leverage ratio of 2.34x, a decrease of 17% from the third quarter of 2018;

●	Cash distribution of $0.21 per unit, consistent with the last ten quarters;

●	Common unit distribution coverage ratio of 2.28x for the third quarter 2019 and 1.62x for the twelve months ended September 30, 2019;

●	In October 2019, we increased the total capacity on our credit facility from $90 million to $110 million.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer, stated, “We are pleased to report a strong third quarter driven by our broad and growing suite of environmental services we offer our clients. Our two inspection and integrity segments represented 97% of our revenue and 86% of our gross margin during the first nine months of 2019. During the third quarter, we reduced our long-term debt and increased our cash on hand.”

Mr. Boylan continued, “Revenues of our Pipeline Inspection segment increased 28% during the three months ended September 30, 2019 and gross margins in this segment increased 20% compared to the three months ended September 30, 2018.”

“Revenues of our Pipeline & Process Services segment increased 60%, and gross margin 59%, during the three months ended September 30, 2019 compared to the three months ended September 30, 2018. As previously noted, revenues of this segment benefitted from several large projects that were scheduled to begin in the first quarter, but were delayed by adverse weather.”

“Revenues of our Environmental Services segment decreased 8% from the prior year period during the three months ended September 30, 2019. The decrease in revenues was due to slightly lower volumes, a planned reduction on pipeline transport fees, and lower crude oil prices on our oil sales.”

“In 2018 our sponsor, Cypress Energy Holdings, LLC (“CEH”), completed two acquisitions to further broaden our suite of environmental services that we can offer to both the municipal water and energy industries. CEH continues to make solid progress with both of these acquisitions and intends to offer them to the Partnership next year once it has accomplished certain developmental goals. These acquisitions would move us into several new important environmental services including water treatment, in-line inspection (“ILI”), equipment rental, and offshore pipeline and process services. We remain excited about entering the ILI industry with next-generation 5G high resolution magnetic flux leakage ILI technology capable of helping pipeline owners and operators better manage the integrity of their assets in both the energy and municipal water industries. We believe we are the only technology provider today capable of offering this service to the large and diverse municipal water industry that provides drinking water to our communities. Our ownership interests continue to remain fully aligned with our unitholders, as our General Partner and insiders collectively own approximately 76% of our total common and preferred units.

Mr. Boylan further stated, “The U.S. Pipeline and Hazardous Materials Safety Administration (“PHMSA”) recently finalized a rule that significantly revises certain aspects of the hazardous liquid pipeline safety regulations codified at Title 49 Code of Federal Regulations Parts 190-199. Nearly nine years in the making, the final rule is PHMSA’s response to several significant hazardous liquid pipeline accidents that have occurred in recent years, most notably the 2010 crude oil spill near Marshall, Michigan. The final rule also addresses 2011 and 2016 outstanding congressional mandates and U.S. Government Accountability Office recommendations.”

“A version of this rule was initially scheduled for publication in the Federal Register during the last week of the prior presidential administration in 2017. It was held back as a result of the regulatory freeze and subsequent deregulatory review by the Trump administration, which removed certain of the requirements of the prior rule in the recent final rule.”

“Effective July 1, 2020, this rule expands requirements to address risks to pipelines outside of environmentally sensitive and populated areas, requiring the performance of periodic integrity assessments and the use of leak detection systems for all regulated hazardous liquids pipelines (except for offshore gathering and regulated rural gathering lines). In addition, the rule makes changes to the integrity management requirements, including revising data integration requirements and emphasizing the use of in-line inspection technology. The long-term increasing demand for environmental services such as pipeline inspection, integrity services, and water solutions remains strong due to our nation’s aging pipeline infrastructure, and we believe we continue to be well-positioned to capitalize on these opportunities.”

Third Quarter:

●	Revenue of $108.9 million for the three months ended September 30, 2019, compared with $84.8 million for the three months ended September 30, 2018, representing a 28% increase.

●	Gross margin of $15.4 million for the three months ended September 30, 2019, compared to $12.9 million for the three months ended September 30, 2018, representing a 19% increase.

●	Net income of $5.5 million for the three months ended September 30, 2019, compared to $5.0 million for the three months ended September 30, 2018, representing an 11% increase. Net income for the three months ended September 30, 2018 included gains on asset sales of $0.8 million.

●	Net income attributable to common unitholders of $3.8 million for the three months ended September 30, 2019, compared to $3.6 million for the three months ended September 30, 2018, representing a 5% increase. Net income attributable to common unitholders for the three months ended September 30, 2018 included gains on asset sales of $0.8 million.

●	Adjusted EBITDA of $9.5 million for the three months ended September 30, 2019 (including noncontrolling interests), compared to $7.6 million for the three months ended September 30, 2018, representing a 25% increase.

●	Adjusted EBITDA attributable to limited partners of $8.7 million for the three months ended September 30, 2019, compared to $7.2 million for the three months ended September 30, 2018, representing a 21% increase.

●	Distributable Cash Flow of $5.8 million for the three months ended September 30, 2019, compared to $5.7 million for the three months ended September 30, 2018. Distributable Cash Flow for the three months ended September 30, 2019 was reduced by $1.0 million of distributions on preferred equity. The preferred equity was issued in May 2018, and the first distribution was paid in November 2018.

●	A net debt (debt, including finance leases, net of cash and cash equivalents) leverage ratio of 2.3x, a credit facility covenant leverage ratio of 2.8x, and a credit facility interest coverage ratio of 6.4x, on September 30, 2019.

Year-To-Date:

●	Revenue of $310.4 million for the nine months ended September 30, 2019, compared with $226.1 million for the nine months ended September 30, 2018, representing a 37% increase.

●	Gross margin of $40.2 million for the nine months ended September 30, 2019, compared to $32.0 million for the nine months ended September 30, 2018, representing a 26% increase.

●	Net income of $12.5 million for the nine months ended September 30, 2019, compared with $9.5 million for the nine months ended September 30, 2018, representing a 32% increase. Net income for the nine months ended September 30, 2018 included gains on asset disposals of $4.1 million.

●	Net income attributable to common unitholders of $8.7 million for the nine months ended September 30, 2019, compared with $7.4 million for the nine months ended September 30, 2018, representing an 18% increase. Net income attributable to common unitholders for the nine months ended September 30, 2018 included gains on asset disposals of $4.1 million.

●	Adjusted EBITDA of $23.1 million for the nine months ended September 30, 2019 (including noncontrolling interests), compared with $16.8 million for the nine months ended September 30, 2018, representing a 38% increase.

●	Adjusted EBITDA attributable to limited partners of $22.0 million for the nine months ended September 30, 2019, compared with $15.7 million for the nine months ended September 30, 2018, representing a 40% increase.

●	Distributable Cash Flow of $13.3 million for the nine months ended September 30, 2019, compared with $9.8 million for the nine months ended September 30, 2018, representing an 36% increase. Distributable Cash Flow for the nine months ended September 30, 2019 was reduced by $3.1 million of distributions on preferred equity. The preferred equity was issued in May 2018, and the first distribution was paid in November 2018.

Highlights include:

●	An attractive mix of environmental service lines driving solid gross margin, EBITDA, and Distributable Cash Flow growth.

●	We deployed an average of 1,540 inspectors per week for the third quarter of 2019 compared to 1,263 inspectors per week in the third quarter of 2018, representing a 22% increase.

●	We disposed 4.0 million barrels of saltwater at an average revenue per barrel of $0.76 during the third quarter of 2019, compared with 4.3 million barrels of saltwater at an average revenue per barrel of $0.78 during the third quarter of 2018.

●	Maintenance capital expenditures for the third quarter of 2019 were $0.2 million, reflecting the minimal maintenance capital expenditures necessary for the operations of our businesses.

●	Our expansion capital expenditures during the first nine months of 2019 totaled $1.2 million. The expansion capital expenditures included the purchase of equipment to support our nondestructive examination inspection business and costs associated with a new software system for payroll and human resources management that we are in the process of implementing.

Looking forward:

●	We continue to pursue new customers and new projects as they are announced and to renew existing contracts. Earlier in 2019, our Pipeline Inspection segment reached the highest inspector headcount in its sixteen-year history.

●	We continue our focus on maintenance, integrity, and nondestructive examination services. These business lines yield higher gross margins than our standard inspection work.

●	During the nine months ended September 30, 2019, 92% of total saltwater disposal volumes came from produced water, and piped water represented 41% of total water volumes. We have significant operating leverage with our unused capacity, cost structure, and minimal maintenance capital expenditure requirements should drilling activity and water volumes increase.

●	The interest rate on our borrowings ranged between 5.54% and 6.02% for the nine months ended September 30, 2019. The interest rate on our revolving credit facility borrowings was 5.54% at September 30, 2019, as we have begun to benefit from recent reductions in interest rates.

●	Our relationship with PG&E remains strong. We have continued to provide services to PG&E after their bankruptcy filing and have been receiving prompt payment for such services. The bankruptcy court (the “Court”) granted a motion authorizing PG&E to pay certain pre-petition claims to certain key suppliers, including “operational integrity suppliers.” PG&E has agreed to pay $1.7 million of our pre-petition receivables under this program in advance of PG&E’s emergence from bankruptcy. The Court also authorized PG&E to pay pre-petition claims to certain suppliers that have filed or could file liens on PG&E’s assets. We filed and perfected liens in the counties in which we performed services that are subject to our pre-petition receivables. Collecting the pre-petition accounts receivable would substantially improve our cash position and net debt leverage ratio.

●	In an effort to simplify our financial statements and presentation for investors beginning in 2020, the Omnibus Agreement with CEH will be amended to replace the administrative fee with a direct expense pass-through. Management believes this change will likely result in a cost savings to CELP.

CELP filed its quarterly report on Form 10-Q for the period ended September 30, 2019 with the Securities and Exchange Commission today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income, plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity-based compensation, less certain other unusual or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity-based compensation attributable to limited partners, less certain other unusual or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners less cash interest paid, cash income taxes paid, maintenance capital expenditures, and cash distributions on preferred equity. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance, as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income and cash flow from operating activities, respectively. These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered alternatives to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as supplemental financial measures to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Net Income to Adjusted EBITDA and Distributable Cash Flow, (ii) Net Income attributable to limited partners to Adjusted EBITDA attributable to limited partners and Distributable Cash Flow and (iii) Net Cash Flows Provided by Operating Activities to Adjusted EBITDA and Distributable Cash Flow are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential environmental services, including pipeline inspection, integrity, and hydrostatic testing services to various energy and utility companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Jeff Herbers, Chief Financial Officer 918-947-5730 jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of September 30, 2019 and December 31, 2018
(in thousands)

	September 30,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$12,735	$15,380
Trade accounts receivable, net	69,672	48,789
Prepaid expenses and other	958	1,396
Total current assets	83,365	65,565
Property and equipment:
Property and equipment, at cost	25,394	23,988
Less: Accumulated depreciation	13,134	11,266
Total property and equipment, net	12,260	12,722
Intangible assets, net	20,737	22,759
Goodwill	50,334	50,294
Finance lease right-of-use assets, net	596	—
Operating lease right-of-use assets	3,068	—
Debt issuance costs, net	869	1,260
Other assets	513	253
Total assets	$171,742	$152,853

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$7,191	$4,848
Accounts payable - affiliates	4,429	4,060
Accrued payroll and other	17,996	12,276
Income taxes payable	902	737
Finance lease obligations	167	90
Operating lease obligations	453	—
Total current liabilities	31,138	22,011
Long-term debt	80,929	76,129
Finance lease obligations	366	248
Operating lease obligations	2,551	—
Other noncurrent liabilities	205	178
Total liabilities	115,189	98,566

Owners’ equity:
Partners’ capital:
Common units (12,065 and 11,947 units outstanding at September 30, 2019 and December 31, 2018, respectively)	36,352	34,677
Preferred units (5,769 units outstanding at September 30, 2019 and December 31, 2018)	44,291	44,291
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,515)	(2,414)
Total partners’ capital	52,252	50,678
Noncontrolling interests	4,301	3,609
Total owners’ equity	56,553	54,287
Total liabilities and owners’ equity	$171,742	$152,853

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2019 and 2018
(in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Revenue	$108,934	$84,778	$310,401	$226,072
Costs of services	93,533	71,870	270,170	194,092
Gross margin	15,401	12,908	40,231	31,980

Operating costs and expense:
General and administrative	6,557	6,064	18,946	17,341
Depreciation, amortization and accretion	1,116	1,124	3,329	3,368
Gain on asset disposals, net	—	(822)	(23)	(4,137)
Operating income	7,728	6,542	17,979	15,408

Other (expense) income:
Interest expense, net	(1,376)	(1,283)	(4,102)	(4,907)
Debt issuance cost write-off	—	—	—	(114)
Foreign currency gains (losses)	(47)	97	138	(354)
Other, net	82	95	220	302
Net income before income tax expense	6,387	5,451	14,235	10,335
Income tax expense	907	497	1,731	865
Net income	5,480	4,954	12,504	9,470

Net income attributable to noncontrolling interests	634	289	692	673
Net income attributable to partners / controlling interests	4,846	4,665	11,812	8,797

Net income attributable to preferred unitholder	1,033	1,045	3,099	1,412
Net income attributable to common unitholders	$3,813	$3,620	$8,713	$7,385

Net income per common limited partner unit:
Basic	$0.32	$0.30	$0.72	$0.62
Diluted	$0.26	$0.26	$0.65	$0.59

Weighted average common units outstanding:
Basic	12,065	11,940	12,030	11,924
Diluted	18,350	18,141	18,207	14,970

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

	Three Months ended September 30		Nine Months ended September 30
	2019	2018	2019	2018
	(in thousands)

Net income	$5,480	$4,954	$12,504	$9,470
Add:
Interest expense	1,376	1,283	4,102	4,907
Debt issuance cost write-off	—	—	—	114
Depreciation, amortization and accretion	1,391	1,393	4,155	4,186
Income tax expense	907	497	1,731	865
Equity-based compensation	303	361	746	908
Foreign currency losses	47	—	—	354
Less:
Foreign currency gains	—	97	138	—
Gain on asset disposals, net	—	769	—	4,039
Adjusted EBITDA	$9,504	$7,622	$23,100	$16,765

Adjusted EBITDA attributable to noncontrolling interests	783	412	1,114	1,076
Adjusted EBITDA attributable to limited partners / controlling interests	$8,721	$7,210	$21,986	$15,689

Less:
Preferred unit distributions	1,033	—	3,099	—
Cash interest paid, cash taxes paid, maintenance capital expenditures	1,922	1,469	5,604	5,897
Distributable cash flow	$5,766	$5,741	$13,283	$9,792

Reconciliation of Net Income Attributable to Limited Partners to Adjusted
EBITDA Attributable to Limited Partners and Distributable Cash Flow

	Three Months ended September 30		Nine Months ended September 30
	2019	2018	2019	2018
	(in thousands)

Net income attributable to limited partners	$4,846	$4,665	$11,812	$8,797
Add:
Interest expense attributable to limited partners	1,376	1,283	4,102	4,907
Debt issuance cost write-off attributable to limited partners	—	—	—	114
Depreciation, amortization and accretion attributable to limited partners	1,255	1,277	3,759	3,804
Income tax expense attributable to limited partners	894	490	1,705	844
Equity based compensation attributable to limited partners	303	361	746	908
Foreign currency losses attributable to limited partners	47	—	—	354
Less:
Foreign currency gains attributable to limited partners	—	97	138	—
Gain on asset disposals attributable to limited partners, net	—	769	—	4,039
Adjusted EBITDA attributable to limited partners	8,721	7,210	21,986	15,689

Less:
Preferred unit distributions	1,033	—	3,099	—
Cash interest paid, cash taxed paid and maintenance capital expenditures attributable to limited partners	1,922	1,469	5,604	5,897
Distributable cash flow	$5,766	$5,741	$13,283	$9,792

Reconciliation of Net Cash Flows Provided by Operating
Activities to Adjusted EBITDA and Distributable Cash Flow

	Nine Months ended September 30
	2019	2018
	(in thousands)

Cash flows provided by operating activities	$5,055	$6,955
Changes in trade accounts receivable, net	20,879	9,395
Changes in prepaid expenses and other	(121)	(891)
Changes in accounts payable and accrued liabilities	(8,023)	(4,129)
Change in income taxes payable	(166)	(62)
Interest expense (excluding non-cash interest)	3,711	4,478
Income tax expense (excluding deferred tax benefit)	1,731	865
Other	34	154
Adjusted EBITDA	$23,100	$16,765

Adjusted EBITDA attributable to noncontrolling interests	1,114	1,076
Adjusted EBITDA attributable to limited partners / controlling interests	$21,986	$15,689

Less:
Preferred unit distributions	3,099	—
Cash interest paid, cash taxes paid, maintenance capital expenditures	5,604	5,897
Distributable cash flow	$13,283	$9,792

Operating Data
	Three Months				Nine Months
	Ended September 30				Ended September 30
	2019		2018		2019		2018

Total barrels of saltwater disposed (in thousands)	3,989		4,276		10,322		10,928
Average revenue per barrel	$0.76		$0.78		$0.77		$0.81
Environmental Services gross margins	74.1%		71.1%		71.5%		66.4%
Average number of inspectors	1,540		1,263		1,548		1,160
Average number of U.S. inspectors	1,539		1,259		1,547		1,154
Average revenue per inspector per week	$4,925		$4,675		$4,802		$4,552
Pipeline Inspection Services gross margins	11.1%		11.9%		10.7%		11.0%
Average number of field personnel	29		23		28		22
Average revenue per field personnel per week	$16,264		$12,839		$11,496		$13,178
Pipeline & Process Services gross margins	33.1%		33.2%		29.2%		30.7%
Maintenance capital expenditures (in thousands)	$234		$258		$521		$560
Expansion capital expenditures (in thousands)	$296		$1,296		$1,158		$4,928
Common unit distributions (in thousands)	$2,534		$2,509		$7,599		$7,521
Preferred unit distributions (in thousands)	$1,033		$—		$3,099		$—
Common unit distribution coverage ratio	2.28	x	2.29	x	1.75	x	1.30	x
Net debt leverage ratio	2.34	x	2.83	x	2.34	x	2.83	x